Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

Rollins, Inc. to Acquire Waltham Services, Inc.

ATLANTA, GEORGIA, July 13, 2010: Rollins, Inc. (NYSE: ROL) a premier international consumer and commercial services company, today announced that it has signed a definitive agreement to acquire Waltham Services, Inc.  The acquisition is expected to close by the end of July 2010.

Waltham Services, Inc. was established in 1893 in Waltham, Massachusetts. Waltham Services with annual revenues exceeding $17 million is a leading provider of advanced pest management, serving New England and New York. Waltham’s primary service is commercial and residential pest control. Following the acquisition, Waltham will operate independently to preserve its successful brand and loyal customers.  Prior to the acquisition, Waltham was ranked as the 33rd largest company in the industry.

Glen Rollins, Executive Vice President of Rollins, Inc. and President of Orkin, LLC commented, “We are most pleased to welcome Waltham Services to the Rollins family of leading pest control brands.  They have an outstanding management team and the company has, in fact, worked with Western Pest Services for over 40 years. This week, along with Waltham’s leadership, I will visit with their team and personally meet many of the fine individuals who are contributing to the company’s success. We feel fortunate to be joining with the oldest and finest pest control company in New England, whose talented associates will greatly enhance our service network.”

About Rollins

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, LLC., PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services, Inc. and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia, the Mediterranean and Europe from over 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The above release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding our expectations regarding the completion of the transaction, the Company’s expectations for the successful nature of the Waltham Services, Inc. transaction, our ability to preserve the Waltham brand and loyal customers, and enhanced services to our customers. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; the ability of the Company to complete the acquisition; the Company’s ability to identify and integrate potential acquisitions; competitive factors and pricing practices; and potential increases in labor costs. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

SOURCE Rollins, Inc.

CONTACT:

Harry J. Cynkus

of Rollins, Inc.

+1-404-888-2922